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Exhibit 12
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Ratio of Earnings  to Fixed Charges

                                                       Twelve months ended October 31,                    Nine months ended July 31,
                                        -----------------------------------------------------------       --------------------------
Earnings:                                 1996         1997          1998         1999         2000           2000           2001
                                          ----         ----          ----         ----         ----           ----           ----
Income before income taxes and
extraordinary (loss) and change
in accounting                           $ 85,793     $107,646      $134,293     $162,750     $230,966        $138,482      $229,706
Homebuilding
Interest expense                          24,646       29,746        36,052       40,378       46,777          31,807        41,261
Rent expense                                 151          193           293          425          639             453           650
Amortization                                 705          667           610          618          635             476           651
Collateralized mortgage financing:
Interest expense                             300          233           184          119           39              30            28
                                        $111,595     $138,485      $171,432     $204,290     $279,056        $171,248      $272,296


Fixed charges:
Homebuilding:
Interest incurred:                      $ 27,695     $ 35,242      $ 38,331     $ 51,396     $ 60,236        $ 43,602      $ 58,110
Rent expense                                 151          193           293          425          639             453           650
Amortization                                 705          667           610          618          635             476           651
Collateralized mortgage financing:
Interest incurred:                           300          233           184          119           39              30            28
                                        $ 28,851     $ 36,335      $ 39,418     $ 52,558     $ 61,549        $ 44,561      $ 59,439


Ratio, including collateralized
mortgage financing  (1)                     3.87         3.81          4.35         3.89         4.53            3.84          4.58
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(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary loss and change in accounting plus interest expense and fixed charges except interest incurred.
Fixed charges consist of interest incurred (whether expensed or capitalized), the portion of rent expense that is representative of the interest factor, and amortization of debt discount and issuance costs.